Exhibit 10.1

HEALTHWAYS, INC.
2014 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement"), dated GRANT DATE, is by and between Healthways, Inc., a Delaware corporation (the "Company"), and PARTICIPANT NAME (the "Grantee"), under the Company's 2014 Stock Incentive Plan (the "Plan").  Terms not otherwise defined herein shall have the meanings given to them in the Plan.

Section 1.                          Restricted Stock Unit Award.  The Grantee is hereby granted NUMBER OF SHARES restricted stock units (the "Restricted Stock Units").  Each Restricted Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the "Stock"), subject to the terms and conditions of this Agreement and the Plan.

Section 2.                          Vesting of the Award.  Except as otherwise provided in Section 3 and Section 5 below, the Restricted Stock Units will vest at such times (the "Vesting Date") and in the percentages set forth below, as long as the Grantee is serving as an employee of the Company on the Vesting Date.

Vesting Date	Award Percentage of Restricted Stock Units
Three Years from Grant Date	100%
The Company shall issue one share of Stock to the Grantee in settlement of each vested Restricted Stock Unit (the "Distributed Shares") at the time the Restricted Stock Unit vests pursuant to any provision of this Agreement. The Distributed Shares shall be represented by a certificate or by a book-entry.

Section 3.                          Forfeiture on Termination of Employment.

3.1.            Termination by the Company for Cause.  If the Grantee's employment with the Company is involuntarily terminated for Cause, then all Restricted Stock Units that have not vested prior to the date of termination of Grantee's employment will be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units.

3.2.            Termination by Reason of Retirement.  If the Grantee's employment by the Company terminates by reason of Retirement (as defined in the Plan), the Restricted Stock Units granted hereunder shall not be forfeited but shall be settled in Stock to the Grantee on the same schedule as provided in Section 2 (or otherwise) as if the Grantee had continued employment through each such Vesting Date (or such other vesting event pursuant to Section 3.4 or Section 5.2).

3.3.            Termination by the Company without Cause or by the Grantee for Good Reason.  If Grantee's employment with the Company (a) is involuntarily terminated by the Company for any reason other than termination for Cause, or (b) is terminated by the Grantee for Good Reason, then all Restricted Stock Units that have not vested prior to the date of termination of Grantee's employment described in this Section 3.3 shall immediately vest.  For purposes of this Section 3.3, the term "Good Reason" shall mean (i) a material reduction in the Grantee's base salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title), or (ii) a requirement by the Company to relocate the Grantee to a location that is greater than 25 miles from the location of the office in which the Grantee performs his or her duties at the time of such relocation.

3.4.            Termination by Death or Disability.  If the Grantee's employment by the Company terminates by reason of death or Disability (as defined in the Plan), the Restricted Stock Units granted hereunder shall immediately vest.

3.5.            Other Termination.  If the Grantee's employment by the Corporation is terminated for any reason other than as described in Sections 3.1 through 3.4 above, then all Restricted Stock Units that have not vested prior to the date of termination of Grantee's employment will be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units.

Section 4.                          Voting Rights and Dividends.  Prior to each Vesting Date, the Grantee shall be credited with cash dividend equivalents with respect to the Restricted Stock Units at the time of any payment of dividends to stockholders on shares of Common Stock in accordance with the terms set forth in the Plan, and such dividend equivalents shall be paid (in cash, without interest) to the Grantee when the Restricted Stock Units to which they relate are settled in accordance with this Agreement.  The Grantee shall not have any voting rights with respect to the Stock underlying the Restricted Stock Units prior to the vesting of the Restricted Stock Units and the issuance of the Stock as set forth in Section 2.  A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.                          Restrictions on Transfer; Change in Control.

5.1.            General Restrictions.  The Restricted Stock Units shall not be transferable by the Grantee (or his or her personal representative or estate) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Grantee.

5.2.            Change in Control.  If Grantee's employment with the Company (or its successor company) (a) is involuntarily terminated within 12 months following a Change in Control for any reason other than termination for Cause, (b) is terminated by the Grantee for Good Reason within 12 months following a Change in Control, or (c) has terminated by reason of Retirement as of the date of the Change in Control, all restrictions imposed on the Restricted Stock Units shall thereupon lapse, the Restricted Stock Units will become free of all restrictions and become fully vested, and the Company (or its successor company) shall issue the Stock underlying the Restricted Stock Units to the Grantee; provided, however, that if in connection with a Change in Control, the acquiring corporation (or other successor to the Company in the Change in Control) does not assume the Restricted Share Units, then the Restricted Share Units shall vest and be settled in Stock issued to the Grantee immediately prior to the Change in Control. For purposes of this Section 5.2, the term "Good Reason" shall mean (i) a material reduction in the Grantee's base salary or incentive compensation, (ii) a requirement by the Company (or its successor company) to relocate the Grantee to a location that is greater than 25 miles from the location of the office in which the Grantee performs his or her duties at the time of such relocation, or (iii) a failure by the successor person or entity, or the Board, either to honor the Grantee's employment agreement with the Company existing at the time a Change in Control occurs or to present Grantee with an employment agreement containing provisions substantially similar to such employment agreement or otherwise satisfactory to Grantee and which is executed by Grantee.

Section 6.                          Restrictive Agreement.  As a condition to the receipt of any Distributed Shares, the Grantee (or his or her legal representative or estate or any third party transferee), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Grantee or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.                          Restricted Stock Units Award Subject to Recoupment Policy. The award of Restricted Stock Units is subject to the Healthways, Inc. Compensation Recoupment Policy (the "Policy").  The award of Restricted Stock Units, or any amount traceable to the award of Restricted Stock Units, shall be subject to the recoupment obligations described in the Policy.

Section 8.                          Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably and proportionately adjusted by the Committee in accordance with the Plan without duplication of Section 4.

Section 9.                          Tax Withholding.  The Company shall have the right to require the Grantee to remit to the Company an amount necessary to satisfy any federal, state and local withholding tax requirements attributable to the vesting and payment of the Restricted Stock Units prior to the delivery of the Distributed Shares, or may withhold from the Distributed Shares an amount of Stock having a Fair Market Value equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 10.                          Plan.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 11.                          Confidentiality, Non-Solicitation and Non-Compete.  It is in the interest of all colleagues to protect and preserve the assets of the Company. In this regard, in consideration for granting the Restricted Stock Units and as conditions of Grantee's ability to receive the Distributed Shares, Grantee acknowledges and agrees that:

(a)            Confidentiality. In the course of Grantee's employment, Grantee will have access to trade secrets and other confidential information of the Company and its clients.  Accordingly, Grantee agrees that, without the prior written consent of the Company, Grantee will not, other than in the normal conduct of the Company's business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including, without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients.  Proprietary information includes, but is not limited to, information developed by the Grantee for the Company while employed by the Company.  The obligations of the Grantee under this paragraph will continue after the Grantee has left the employment of the Company.  Grantee agrees that upon leaving the employment of the Company, Grantee will return to the Company all property and confidential information in the Grantee's possession and agrees not to copy or otherwise record in any way such information.

(b)            Non-Solicitation.  While employed by the Company and for a period of two years thereafter, Grantee shall not, upon Grantee's own behalf or on behalf of any other person or entity, directly or indirectly,

- hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or

- contact, solicit, entice away, or divert any healthcare and/or well-being support services, coaching or management business from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Grantee.

(c)            Non-Compete.  While employed by the Company and continuing during the period while any amounts are being paid to Grantee by the Company and for a period of 18 months thereafter, Grantee will not own or be employed by or assist anyone else in the conduct of any business (i) which is in competition with any business conducted by the Company or (ii) which Grantee knows the Company was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Company is engaged in business or has been engaged in business during Grantee's employment by the Company, or in such jurisdictions where Grantee knows the Company is actively pursuing business opportunities at the time of Grantee's termination of employment with the Company; provided that ownership of five percent (5%) or less of the voting stock or other ownership interests of any business entity that is listed on a national securities exchange shall not constitute a violation hereof.

In the event Grantee breaches any provisions of this Section 11, the Restricted Stock Units shall immediately expire, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

Section 12.                          Miscellaneous.

12.1.            Entire Agreement.  This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Restricted Stock Units, either orally or in writing, that are not included in this Agreement or the Plan.

12.2.            Employment.  By establishing the Plan, granting awards under the Plan, and entering into this Agreement, the Company does not give the Grantee any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan.

12.3.            Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

12.4.            Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

12.5.            Notice.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Healthways, Inc.
701 Cool Springs Blvd
Franklin, Tennessee 37067

To the Grantee:	PARTICIPANT NAME
(Grantee name and address)	Address on File
at Healthways

12.6.            Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

12.7.            Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

12.8.            Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

12.9.            Interpretation; Resolution of Disputes; Section 409A.

(a)            It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(b)            Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a "short-term deferral" pursuant to Section 1.409A-1(b)(4) of the U.S. Treasury Regulations and this Agreement shall be interpreted consistently therewith.  However, under certain circumstances, settlement of the Restricted Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Code.  Further, notwithstanding anything herein to the contrary, if at the time of a Participant's termination of employment with the Company, the Participant is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment.  Each payment of Restricted Stock Units (and related dividend equivalent rights) constitutes a "separate payment" for purposes of Section 409A of the Code.

12.10.            Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee's legal representative and permitted assignees.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused the Restricted Stock Unit Award Agreement to be duly executed as of the day and year first written above.

HEALTHWAYS, INC.

By:       /s/ Ben R. Leedle, Jr.
Name:       Ben R. Leedle, Jr.
Title:            Chief Executive Officer

GRANTEE: PARTICIPANT NAME

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